Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

ALTERNUS CLEAN ENERGY, INC.

Alternus Clean Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended & Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 2,002,000,000 shares, consisting of (a) 2,000,000,000 shares of common stock (the “Common Stock”), and (b) 2,000,000 shares of preferred stock (the “Preferred Stock’’). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock.”

3. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on March 5th, 2026.

* * * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended & Restated Certificate of Incorporation as of March 4th, 2026.

ALTERNUS CLEAN ENERGY, INC.
By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chairman of the Board of Directors